UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

(Amendment No.  )

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POINT BLANK SOLUTIONS, INC
(Name of Registrant as Specified in Its Charter)

STEEL PARTNERS II, L.P.
STEEL PARTNERS II GP LLC
STEEL PARTNERS II MASTER FUND L.P.
STEEL PARTNERS LLC
WARREN G. LICHTENSTEIN
JAMES R. HENDERSON
TERRY R. GIBSON
GENERAL MERRILL A. MCPEAK
BERNARD C. BAILEY
ROBERT CHEFITZ

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Steel Partners II, L.P. (“Steel Partners”), together with the other participants named herein, is filing materials contained in this Schedule 14A with the Securities and Exchange Commission (“SEC”) in connection with the solicitation of proxies for the election of its five director nominees at the 2008 annual meeting of stockholders (the “Annual Meeting”) of Point Blank Solutions, Inc. (the “Company”).  Steel Partners has filed a revised proxy statement with the SEC with regard to the Annual Meeting.

Item 1:  On August 12, 2008, Steel Partners issued the following press release:

Press Release Source: Steel Partners II, L.P.

Steel Partners Comments on Point Blank’s Dismal Second Quarter Financial Results

Urges Stockholders to Elect Steel Partners' Experienced and Qualified Slate of Director Nominees

New York, Aug. 12 -- Steel Partners II, L.P. (“Steel Partners”) today commented on the second quarter 2008 financial results released yesterday by Point Blank Solutions, Inc. ("PBSI", Pink Sheets: PBSO), which highlight the Company’s rapidly deteriorating operational and financial situation.  Steel Partners also again urged stockholders to vote the GOLD proxy card for its highly qualified and experienced slate of nominees.

“After reviewing Point Blank’s second quarter results, it seems pretty clear to us, and we hope to all stockholders, that the operating and stock performance continue to suffer mightily under this Board’s watch,” stated Warren G. Lichtenstein, Managing Member of Steel Partners. “We are not fooled by the Company’s excuses or rhetoric and stockholders shouldn’t be either.”

Mr. Lichtenstein continued, “It is beyond us how anyone can find it acceptable for Point Blank to continue to silence its stockholders, especially when you consider these appalling results.”

Steel Partners urged Point Blank stockholders to consider the following:

•
For the six months ended June 30, 2008, net sales were $61.0 million, compared to net sales of $185.6 in the comparable six-month period last year – an astounding decline of almost 70%.  With an adjusted EBITDA of negative $5.3 million for the second quarter of 2008, the Company posted an alarming 170% decline from the $7.7 million of adjusted EBITDA for the comparable period in 2007.  Gross profit for the 2008 second quarter was negative $0.3 million, or negative 2.5% of net sales, as compared to $16.8 million, or 18.0% of net sales for the comparable prior year period.

•	Stockholder value continues to erode under the current Board and management team. Over the last 12 months, the share price of Point Blank has lost roughly half its value.

•
Point Blank refused to negotiate a proposed acquisition in late 2007 when the stock was trading between $4.50 and $5.00 per share.  The Point Blank Board would have you believe that it is now aggressively pursing a sale process, but the shares are trading at only around $2.35 per share.  Ask yourself if Point Blank would have been better off pursuing a sale now or back in late 2007.

•	It has now been more than three years since Point Blank held its last annual meeting and only one of the members of the current Board was elected by a vote of the stockholders.

•
Despite the Delaware Court Order that the Annual Meeting be held no later than August 19, 2008, Point Blank has made another last-ditch attempt to delay the Annual Meeting just a few weeks ahead of its re-scheduled date.   Steel Partners believes Point Blank is wasting corporate assets in seeking to continually postpone the Annual Meeting.

•	Steel Partners has nominated a slate of highly qualified board nominees who have a long track record of increasing value at publicly traded defense companies.

•
Steel Partners has substantial experience in turning around companies, especially in the defense industry.  For instance, the share price of United Industrial Corp. saw a 940% increase in stockholder value while Steel Partners was involved with the company; ECC International, which makes computer-controlled simulators for training personnel to maintain and operate military weapon systems, saw a 211% stock price increase while Steel Partners was involved with the company; The share price of Aydin Corporation, which makes defense electronic systems and computer equipment and software, increased over 71% during the time Steel Partners was involved with the company.

Steel Partners urges all stockholders to vote promptly and to discard any proxy materials you may receive from management. If you have returned management's white proxy card, you can change your vote by executing the enclosed GOLD proxy card. If you have any questions, or need assistance in voting your GOLD proxy card, please call our proxy solicitor, MacKenzie Partners, Inc., toll-free at (800) 322-2885 or (212) 929-5500 (call collect).

About Steel Partners II, L.P.

Steel Partners II, L.P. is a long-term relationship/active value investor that seeks to work with the management of its portfolio companies to increase corporate value for all stakeholders and shareholders.

Media Contact:

Jason Booth
Steel Partners
310-941-3616

Source: Steel Partners II, L.P.